Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$10,000,000 Autocallable Contingent Coupon Buffer Notes with Memory Coupon
Linked to the Shares of the iShares® Russell 2000 ETF Due February 25, 2025
General
◾
The notes offered by this pricing supplement (the “Notes”) are unsubordinated and unsecured debt securities of The Bank of Nova Scotia (the “Bank”) and any payments on the Notes are subject to the credit risk of the Bank

◾
The Notes will be automatically called if the Closing Value of the shares of the iShares® Russell 2000 ETF (the “Reference Asset”) on any Observation Date prior to the final Observation Date (which is also the “Final Valuation Date”) is equal to or greater than the Initial Value. No further amounts will be owed on the Notes.

◾
If the Notes have not been automatically called and the Closing Value on any Observation Date is equal to or greater than 87.00% of the Initial Value (the “Contingent Coupon Barrier Value”), the Notes will pay a Contingent Coupon of $9.9834 with respect to such date, plus any Unpaid Contingent Coupons (defined below) that have accrued and have not already been paid on a previous Contingent Coupon Payment Date

◾
If the Notes have not been automatically called and the Closing Value on any Observation Date prior to the Final Valuation Date is less than the Contingent Coupon Barrier Value, the Contingent Coupon with respect to such Observation Date will not be payable on the related Contingent Coupon Payment Date and will become an “Unpaid Contingent Coupon” and will be paid on the next Contingent Coupon Payment Date on which a Contingent Coupon otherwise becomes payable (if one occurs)

◾
If the Notes are not automatically called, the Payment at Maturity will be based solely on the Reference Asset Return (which measures the performance of the Reference Asset from the Initial Value to the Final Value); the Final Value will be the Closing Value of the Reference Asset on the Final Valuation Date

◾
If the Notes are not automatically called and the Final Value is equal to or greater than 87.00% of the Initial Value (the “Buffer Value”), you will receive the Principal Amount, in addition to any Contingent Coupon due with respect to the Final Valuation Date and any accrued Unpaid Contingent Coupons that have not yet been paid

◾
If the Notes are not automatically called and the Final Value is less than the Buffer Value, you will lose approximately 1.1494% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of 13.00% (the “Buffer Amount”) and you may lose up to 100% of the Principal Amount

◾	The Notes do not guarantee interest and you may not receive any Contingent Coupons on the Notes
◾
The Strike Date was February 16, 2024, the Trade Date was February 20, 2024 and the Notes will settle on February 23, 2024 and will have a term of approximately 52 weeks, if not automatically called prior to maturity

◾	Minimum investment of $10,000 and integral multiples of $1,000 in excess thereof
◾	CUSIP / ISIN: 06417YN62 / US06417YN623
◾	See “Summary” beginning on page P-3 herein for additional information and definitions of the terms used, but not defined above
All payments on the Notes will be made in cash. Any payment on your Notes is subject to the creditworthiness of the Bank.
Investment in the Notes involves certain risks. You should refer to “Additional Risks” beginning on page P-10 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your Notes on the Trade Date was $994.15 per $1,000 Principal Amount, which is less than the Original Issue Price of your Notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-13 of this document for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total
Original Issue Price(1)	100.00%	$10,000,000.00
Underwriting commissions(2)	0.10%	$10,000.00
Proceeds to The Bank of Nova Scotia	99.90%	$9,990,000.00
(1)	The Original Issue Price for certain fiduciary accounts may have been as low as $999.00.
(2)
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to J.P. Morgan Securities LLC (“JPMS”). JPMS and its affiliates have agreed to act as placement agents for the Notes (together with SCUSA, the “Agents”). The placement agents will receive a fee of 0.10% per Note, but will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than fiduciary accounts.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
The Notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency of Canada, the United States or any other jurisdiction.
Pricing Supplement dated February 20, 2024
Scotia Capital (USA) Inc.	J.P. Morgan Securities LLC Placement Agent

The Notes offered hereunder are unsubordinated and unsecured obligations of the Bank and are subject to investment risks including the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The Notes will not be listed on any U.S. securities exchange or automated quotation system.
The Notes are derivative products based on the price return of the Reference Asset. All payments on the Notes will be made in cash. The Notes do not constitute a hypothetical direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring the Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of, any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers, including without limitation, any voting rights or rights to receive any dividends or other distributions.
As described on the cover of this pricing supplement, JPMS and its affiliates have agreed to act as the placement agents for the Notes. Our affiliate, SCUSA, may use this pricing supplement in market-making transactions in the Notes after their initial sale. Unless we, SCUSA or another of our affiliates selling such Notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the Notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.
The economic terms of the Notes are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the costs associated with selling and structuring the Notes, including the economic terms of certain related hedging arrangements. Due to these factors, the Original Issue Price you pay to purchase the Notes is greater than the initial estimated value of the Notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities” herein. The Bank’s use of its internal funding rate reduces the economic terms of the Notes to you.
The value of your Notes at any time will reflect many factors and cannot be predicted; however, assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 3 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the Agents. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date based on changes in market conditions and other factors that cannot be predicted.
For additional information regarding the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes”.
We urge you to read the “Additional Risks” beginning on page P-10 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06417YN62 / US06417YN623
Type of Notes:	Autocallable Contingent Coupon Buffer Notes with Memory Coupon
Reference Asset:	The shares of the iShares® Russell 2000 ETF (Bloomberg Ticker: IWM UP)
Minimum Investment and Denominations:	$10,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note; $10,000,000 in the aggregate
Original Issue Price:	100% of the Principal Amount of each Note
Strike Date:	February 16, 2024
Trade Date:	February 20, 2024
Original Issue Date:
February 23, 2024
Delivery of the Notes will be made against payment therefor on the third DTC settlement day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Observation Dates:
March 20, 2024, April 22, 2024, May 20, 2024, June 20, 2024, July 22, 2024, August 20, 2024, September 20, 2024, October 21, 2024, November 20, 2024, December 20, 2024, January 21, 2025 and the Final Valuation Date

Contingent Coupon Payment Dates:
March 25, 2024, April 25, 2024, May 23, 2024, June 25, 2024, July 25, 2024, August 23, 2024, September 25, 2024, October 24, 2024, November 25, 2024, December 26, 2024, January 24, 2025 and the Maturity Date

Final Valuation Date:	February 20, 2025
Maturity Date:	February 25, 2025
Contingent Coupon:
If the Notes have not been automatically called and the Closing Value of the Reference Asset on any Observation Date is equal to or greater than the Contingent Coupon Barrier Value, you will receive a Contingent Coupon of $9.9834 per Note on the related Contingent Coupon Payment Date, plus any Unpaid Contingent Coupons that have accrued and have not already been paid on a previous Contingent Coupon Payment Date.
If the Notes have not been automatically called and the Closing Value of the Reference Asset on any Observation Date prior to the Final Valuation Date is less than the Contingent Coupon Barrier Value, then the Contingent Coupon with respect to such Observation Date will not be payable on the related Contingent Coupon Payment Date and will instead become an “Unpaid Contingent Coupon”.
If the Final Value of the Reference Asset is less than the Contingent Coupon Barrier Value, then no Contingent Coupon will accrue or be payable with respect to the Final Valuation Date, and you will not receive any Unpaid Contingent Coupons that may have accrued with respect to prior Observation Dates.
Contingent Coupons on the Notes are not guaranteed.

Automatic Call Feature:
If the Closing Value of the Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than the Initial Value, the Notes will be automatically called on the related Call Settlement Date for a cash payment per Note equal to the Principal Amount of $1,000, plus (i) the Contingent Coupon otherwise payable with respect to that Observation Date and (ii) any Unpaid Contingent Coupons that have accrued but not yet been paid

Call Settlement Dates:	With respect to each Observation Date (other than the Final Valuation Date), the Contingent Coupon Payment Date immediately following such Observation Date
Payment at Maturity:
If the Notes are not automatically called, you will receive on the Maturity Date a cash payment per Note that you hold (in each case, in addition to any Contingent Coupon and any Unpaid Contingent Coupons otherwise due), determined as follows:
◾     If the Final Value is equal to or greater than the Buffer Value, you will receive a payment equal to the Principal Amount of $1,000
◾      If the Final Value is less than the Buffer Value, you will receive a payment calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return + Buffer Amount) × Downside Leverage Factor]
If the Notes are not automatically called and the Final Value is less than the Buffer Value, you will lose approximately 1.1494% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of the Buffer Amount. You may lose up to 100% of the Principal Amount of your Notes.

Reference Asset Return:
The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows:
Final Value – Initial Value
Initial Value
For the avoidance of doubt, the Reference Asset Return may be a negative value.

Buffer Amount:	13.00%, which is equal to the amount, expressed in percentage terms, by which the Buffer Value is less than the Initial Value
Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.1494
Closing Value:	As specified under “General Terms of the Notes—Determining the Value of the Reference Asset—Closing Value for a Reference Equity” in the accompanying product supplement
Initial Value:	$201.66, which was the Closing Value of the Reference Asset on the Strike Date
Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date
Buffer Value:	$175.44, which is equal to 87.00% of the Initial Value, rounded to the nearest cent
Contingent Coupon Barrier Value:	$175.44, which is equal to 87.00% of the Initial Value, rounded to the nearest cent
Market Disruption Events and other Postponements:	The Observation Dates (including the Final Valuation Date) are subject to postponement, as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product supplement.
Adjustments to the Reference Asset:
The Reference Asset and the terms of the Notes, including without limitation the Initial Value, Closing Value, Final Value, Contingent Coupon Barrier Value and Buffer Value are subject to adjustment, as described under “General Terms of the Notes— Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset —Unavailability of the Closing Value of a Reference Equity”, “— Adjustments to an ETF” and “— Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement.

Status:
The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes are not insured by the CDIC pursuant to the CDIC Act, the FDIC or any other government agency of Canada, the United States or any other jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” in the accompanying product supplement

Listing:	The Notes will not be listed on any securities exchange or quotation system
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Canadian Bail-in:	The Notes are not bail-inable debt securities under the CDIC Act
Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The Notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY

The Notes may be suitable for you if:
•
You fully understand and accept the risks inherent in an investment in the Notes, including the risk that you may receive few or no Contingent Coupons over the term of the Notes and the risk that you may lose up to 100% of your investment in the Notes

•
You understand and accept that your return on the Notes is limited to any Contingent Coupons received and that you will not participate in any appreciation of the Reference Asset, which may be significant

•
You do not seek an investment that produces fixed periodic interest payments or other non-contingent sources of current income and you are willing to forgo any dividends or other distributions on the Reference Asset and the stocks held in the Reference Asset’s portfolio (the “Reference Asset Constituent Stocks”)

•	You believe that the Closing Value of the Reference Asset on each Observation Date will be equal to or greater than the Contingent Coupon Barrier Value
•	You believe that, if the Notes are not automatically called, the Final Value will be equal to or greater than the Buffer Value
•
You understand and accept that you will not receive a Contingent Coupon with respect to an Observation Date if the Closing Value of the Reference Asset on that Observation Date is less than the Contingent Coupon Barrier Value and, in the case of an Observation Date other than the Final Valuation Date, a Contingent Coupon never becomes payable with respect to a subsequent Observation Date

•	You understand and accept that that you may not receive any Contingent Coupons during the term of the Notes
•	You understand and accept that, if the Notes are not automatically called, you will lose some or all of your investment if the Final Value is less than the Buffer Value
•	You understand and accept that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield
•	You are willing to accept the market risks associated with the Reference Asset
•	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes
•
You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal

The Notes may not be suitable for you if:
•
You do not fully understand or are unwilling to accept the risks inherent in an investment in the Notes, including the risk that you may receive few or no Contingent Coupons and the risk that you may lose up to 100% of your investment in the Notes

•
You do not fully understand or are unwilling to accept that your return on the Notes is limited to any Contingent Coupons received, or you seek an investment that participates in any appreciation of the Reference Asset

•
You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income and/or you prefer an investment that entitles you to receive dividends or distributions on the Reference Asset and/or the Reference Asset Constituent Stocks

•	You believe that the Closing Value of the Reference Asset on one or more Observation Dates will be less than the Contingent Coupon Barrier Value
•	You believe that, if the Notes are not automatically called, the Final Value will be less than the Buffer Value
•	You are unwilling to accept the risk that the Notes may be automatically called prior to scheduled maturity
•	You are unwilling to accept the market risks associated with the Reference Asset
•	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be a guaranteed secondary market
•	You are unwilling to assume the credit risk of the Bank for all payments under the Notes
The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the Notes.

HYPOTHETICAL EXAMPLES

The examples set out below are purely hypothetical and included for illustration purposes only. The actual Initial Value, Contingent Coupon Barrier Value and Buffer Value were determined on the Strike Date and are set forth under “Summary” herein. The “Total Return on the Notes” and “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the total amount paid per Note to $1,000. The numbers appearing in the following examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.
Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Key Terms and Assumptions
Hypothetical Initial Value:	$100.00
Hypothetical Contingent Coupon Barrier Value:	$87.00, which is 87.00% of the hypothetical Initial Value
Hypothetical Buffer Value:	$87.00, which is 87.00% of the hypothetical Initial Value
Hypothetical Buffer Amount:	13.00%
Hypothetical Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.1494
Contingent Coupon:	$9.9834 per Note on each Contingent Coupon Payment Date
Example 1: The Notes are automatically called following the first Observation Date.
Observation Date	Closing Value	Unpaid Contingent Coupons Accrued	Payment per Note
First	$115.00	N/A	$1,009.9834
Total payment (per Note):			$1,009.9834 (0.99834% total return on the Notes)
Because the Closing Value of the Reference Asset on the first Observation Date is equal to or greater than the Initial Value, the Notes are automatically called on the applicable Call Settlement Date for a cash payment per Note equal to $1,009.9834 (or $1,000 plus the applicable Contingent Coupon). Following the applicable Call Settlement Date, no further payments will be made on the Notes.
Example 2: The Notes are automatically called following the third Observation Date.
Observation Date	Closing Value	Unpaid Contingent Coupons Accrued*	Payment per Note
First	$87.00	N/A	$9.9834
Second	$60.00	$0.00	$0.00
Third	$101.00	$9.9834	$1,019.9668
Total payment (per Note):			$1,029.9502 (2.99502% total return on the Notes)
* Represents the total unpaid Contingent Coupons accrued as of, but excluding, such Observation Date
Because the Closing Value of the Reference Asset on the third Observation Date is equal to or greater than the Initial Value, the Notes are automatically called on the applicable Call Settlement Date for a cash payment per Note equal to $1,019.9668 (or $1,000 plus (i) the applicable Contingent Coupon and (ii) the Unpaid Contingent Coupon with respect to the second Observation Date). When added to the Contingent Coupon received with respect to the first Observation Date, the total payment per Note is $1,029.9502. Following the applicable Call Settlement Date, no further payments will be made on the Notes.

Example 3: The Notes are NOT automatically called and the Final Value is equal to or greater than the Buffer Value and Contingent Coupon Barrier Value.
Observation Date	Closing Value	Unpaid Contingent Coupons Accrued	Payment per Note
First	$60.00	N/A	$0.00
Second through Eleventh	Various; all less than Contingent Coupon Barrier Value	$99.834*	$0.00
	Final Value
Final Valuation Date	$95.00	$109.8174**	$1,119.8008
Total payment (per Note):			$1,119.8008 (11.98008% total return on the Notes)
*  Represents the total unpaid Contingent Coupons accrued as of, but excluding, the eleventh Observation Date
** Represents the total unpaid Contingent Coupons accrued as of, but excluding, such Observation Date
In this example, the Notes are not automatically called and the Reference Asset Return is -5.00%. Because the Notes are not automatically called and the Final Value is equal to or greater than the Buffer Value and Contingent Coupon Barrier Value, the payment on the Maturity Date per Note is equal to $1,119.8008 (or $1,000 plus (i) the applicable Contingent Coupon and (ii) the Unpaid Contingent Coupons with respect to the prior Observation Dates). The total payment per Note is $1,119.8008.
Example 4: The Notes are NOT automatically called and the Final Value is less than the Buffer Value and Contingent Coupon Barrier Value.
Observation Date	Closing Value	Unpaid Contingent Coupons Accrued	Payment (per Note)
First	$60.00	N/A	$0.00
Second through Eleventh	Various; all less than Contingent Coupon Barrier Value	$99.834*	$0.00
	Final Value
Final Valuation Date	$50.00	$109.8174**	$574.71
Total payment (per Note):			$574.71 (-42.529% total return on the Notes)
*  Represents the total unpaid Contingent Coupons accrued as of, but excluding, the eleventh Observation Date
** Represents the total unpaid Contingent Coupons accrued as of, but excluding, such Observation Date
In this example, the Notes are not automatically called and the Reference Asset Return is -50.00%. Because the Notes are not automatically called and the Final Value is less than the Buffer Value and Contingent Coupon Barrier Value, the Payment at Maturity is $574.71 per Note, calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return + Buffer Amount) × Downside Leverage Factor]
$1,000 + [$1,000 × (-50.00% + 13.00%) × (1 / 0.87)] = $574.71
Example 4 demonstrates that you will receive payment of any Unpaid Contingent Coupons only if a Contingent Coupon otherwise becomes payable on a subsequent Contingent Coupon Payment Date. Example 4 further demonstrates that, if the Notes are not automatically called and if the Final Value is less than the Buffer Value, your investment in the Notes will be exposed to the negative performance of the Reference Asset and you will lose approximately 1.1494% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of the Buffer Amount and you may lose up to 100% of your investment in the Notes.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the Notes and carefully consider with your advisors the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and in the accompanying product supplement, underlier supplement, prospectus supplement and prospectus.
Risks Relating to Return Characteristics
Your investment in the Notes may result in a substantial loss
If the Notes are not automatically called and the Final Value is less than the Buffer Value, your investment will be exposed to a loss on a leveraged basis if the Final Value is less than the Initial Value by more than the Buffer Amount. Specifically, you will lose approximately 1.1494% of the Principal Amount of the Notes for each 1% that the Final Value is less than the Initial Value in excess of the Buffer Amount. You may lose up to 100% of your investment in the Notes.
Any potential positive return is limited to the Contingent Coupons; you may not receive any Contingent Coupons
The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes, and you will not participate in any appreciation in the value of the Reference Asset. If the Closing Value of the Reference Asset on any Observation Date prior to the Final Valuation Date is less than the Contingent Coupon Barrier Value, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date and you will receive the related Unpaid Contingent Coupon only if a Contingent Coupon becomes payable on a subsequent Contingent Coupon Payment Date. You will receive a Contingent Coupon with respect to the Final Valuation Date only if the Final Value of the Reference Asset is equal to or greater than the Contingent Coupon Barrier Value. Contingent Coupons are not guaranteed, and you may not receive any Contingent Coupons. If the Closing Value of the Reference Asset is less than the Contingent Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons (including Unpaid Contingent Coupons) on, and will not receive a positive return on, the Notes. This non-payment of Contingent Coupons will generally correspond to a greater likelihood of receiving a Payment at Maturity that is less than the Principal Amount per Note.
The Contingent Coupon, Contingent Coupon Barrier Value and Buffer Value reflect in part the volatility of the Reference Asset and greater volatility generally indicates an increased risk of loss at maturity
Volatility is a measure of the frequency and magnitude of the movements of the price of an asset (or value of an index). The terms of the Notes, including the Contingent Coupon, Contingent Coupon Barrier Value and Buffer Value are based on a number of factors, including the expected volatility of the Reference Asset. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Asset, calculated as of the Strike Date, been lower. As volatility of the Reference Asset increases, there will typically be a greater likelihood that its Closing Value on one or more Observation Dates will be less than the Contingent Coupon Barrier Value and that the Final Value will be less than the Buffer Value and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Coupon or a lower Buffer Value, which may indicate an increased risk of loss.
In addition, while the Contingent Coupon was set based on the expected volatility of the Reference Asset at the time the terms of the Notes were determined, the actual volatility of the Reference Asset over the term of the Notes may be significantly higher, and therefore you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity.
The amounts payable on the Notes are not linked to the value of the Reference Asset at any time other than on the applicable Observation Dates (including the Final Valuation Date)
The determination of whether you will receive Contingent Coupons will be based solely on the Closing Value of the Reference Asset on each Observation Date (including the Final Valuation Date). Even if the value of the Reference Asset increases at any other time but then declines to a Closing Value on an Observation Date (including the Final Valuation Date) that is less than the Contingent Coupon Barrier Value, you will not receive a Contingent Coupon on the corresponding Contingent Coupon Payment Date (nor will you receive payment of any accrued Unpaid Contingent Coupons).

In addition, any Payment at Maturity will be calculated by reference to the Final Value of the Reference Asset, which will be equal to its Closing Value on the Final Valuation Date. Any positive performance of the Reference Asset before or after the Final Valuation Date will not be taken into account. The Final Value may be less than the Buffer Value (and, accordingly, the return on your Notes may be negative) even if the Closing Value of the Reference Asset is equal to or greater than the Buffer Value on any other day. If the Notes are not automatically called and the level of the Reference Asset drops on the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had such payment been linked to the value of the Reference Asset at any time prior to such drop.
The Notes may be automatically called prior to maturity and are subject to reinvestment risk
The Notes will be automatically called if the Closing Value of the Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than the Initial Value. Accordingly, the term of the Notes may be as short as 3 months. No additional payments will be made on the Notes after the relevant Call Settlement Date. If the Notes are automatically called, the amount that you receive on the Notes could be less than if the Notes had remained outstanding until maturity, and you may not be able to reinvest any amounts received on the Notes at a comparable return for a similar level of risk. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs built into the price of the new notes. The automatic call feature may also adversely impact your ability to sell the Notes and the price at which they may be sold in the secondary market, if any.
The Notes differ from conventional debt instruments
The Notes are not conventional notes or debt instruments. The Notes do not provide you with guaranteed interest payments as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.
Holding the Notes is not the same as holding the Reference Asset or the Reference Asset Constituent Stocks
Holding the Notes is not the same as holding the Reference Asset or the Reference Asset Constituent Stocks. For example, as a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset or any Reference Asset Constituent Stocks would enjoy.
Risks Relating to Characteristics of the Reference Asset
The Notes are subject to market risk associated with the Reference Asset
The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the performance of the Reference Asset Constituent Stocks. The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions.
Investors should investigate the Reference Asset and the Reference Asset Constituent Stocks as if making a direct investment in the Reference Asset or the Reference Asset Constituent Stocks
Investors should conduct their own diligence of the Reference Asset and Reference Asset Constituent Stocks as an investor would if it were making a direct investment in the Reference Asset or the Reference Asset Constituent Stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the Reference Asset or the Reference Asset Constituent Stocks. Furthermore, we cannot give any assurance that all events occurring prior to the Original Issue Date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the Reference Asset or the Reference Asset Constituent Stocks could affect any payment on the Notes. Investors should not conclude that the sale by the Bank of the Notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the Reference Asset or the Reference Asset Constituent Stocks.
Changes affecting the Reference Asset’s target index could have an adverse effect on the value of the Notes
The Reference Asset seeks to track the performance of the Russell 2000® Index (the “Target Index”), as described under “Information Regarding the Reference Asset”. The sponsor of the Target Index (the “Target Index Sponsor”) owns the Target Index and is responsible for its design and maintenance. The policies of the Target Index Sponsor concerning the calculation of the Target Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Target Index, could affect the level of the Target Index and, consequently, could affect the market price of shares of the Reference Asset and, therefore, the amount payable on the Notes and their market value. The Target Index Sponsor may discontinue or suspend calculation or dissemination of the Target Index. Any such actions could have a material adverse effect on the value of, or return on, the Notes.

The Bank cannot control actions by the Target Index Sponsor and such Target Index Sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the Target Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Target Index. The Target Index Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of, or return on, your Notes.
The Bank cannot control actions by the sponsor of the Reference Asset and such sponsor has no obligation to consider your interests
The sponsor of the Reference Asset (the “Reference Asset Sponsor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the Reference Asset Sponsor concerning the calculation of the net asset value (“NAV”) of the Reference Asset, additions, deletions or substitutions of securities in the Target Index and the manner in which changes affecting the Target Index are reflected in the Reference Asset that could affect the market price of the shares of the Reference Asset, and therefore, the amount payable on the Notes. The amount payable on the Notes and their market value could also be affected if the Reference Asset Sponsor changes these policies, for example, by changing the manner in which it calculates the NAV of the Reference Asset, or if the Reference Asset Sponsor discontinues or suspends publication of the NAV of the Reference Asset, in which case it may become difficult to determine the market value of your Notes. If events such as these occur, the Calculation Agent may be required to make discretionary judgments that affect the return you receive on the Notes.
There are risks associated with a Reference Asset that is an exchange-traded fund
Although the Reference Asset’s shares are listed for trading on a national securities exchange and a number of similar products have been traded on a national securities exchange or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Asset or that there will be liquidity in the trading market. In addition:
Management Risk: The Reference Asset is subject to management risk, which is the risk that the Reference Asset Sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to the Target Index. The Reference Asset Sponsor invests in securities included in the Target Index regardless of their investment merits. The Reference Asset Sponsor does not attempt to take defensive positions in declining markets. Accordingly, the performance of the Reference Asset could be lower than other types of funds that may actively shift portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.
Custody and Liquidity Risk. Under continuous listing standards adopted by the exchange on which shares of the Reference Asset trade, the Reference Asset will be required to confirm on an ongoing basis that the components of the Target Index satisfy the applicable listing requirements. In the event that the Target Index does not comply with the applicable listing requirements, the Reference Asset would be required to rectify such non-compliance by requesting that the Target Index Sponsor modify such Target Index, adopting a new target index or obtain relief from the SEC. There can be no assurance that the Target Index Sponsor would so modify the Target Index or that relief would be obtained from the SEC and, therefore, non-compliance with the continuous listing standards may result in the Reference Asset being delisted from the exchange on which its shares trade.
Tracking and Underperformance Risk: In addition to the risk that the Reference Asset may not track the Target Index due to management risk as discussed above, the performance of the Reference Asset will reflect additional transaction costs and fees that are not included in the calculation of the Target Index. Also, corporate actions with respect to the equity securities held in the Reference Asset portfolio (such as mergers and spin-offs) may impact the performance differential between the Reference Asset and the Target Index. Finally, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Asset may differ from the net asset value per share of the Reference Asset.
For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of the Target Index. Consequently, the return on the Notes will not be the same as investing directly in the Reference Asset or in the Target Index or in the Reference Asset Constituents and will not be the same as investing in a debt security with payments linked to the performance of the Target Index. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

Past performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset
The value of the Reference Asset has fluctuated in the past and may in the future experience significant fluctuations. The historical performance of the Reference Asset is not an indication of future performance. The performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.
The Notes are subject to small-capitalization risk
The Target Index for the Reference Asset is an index of stocks of small-capitalization companies, as described under “Information Regarding the Reference Asset”, and accordingly the Notes are subject to risks associated with small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than mid- and large-capitalization companies and therefore the share price of the Reference Asset may be more volatile than that of a fund that invests a larger percentage of its assets in stocks issued by mid- and large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of mid- and large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the Reference Asset to buy and sell them. In addition, small-capitalization companies are typically less stable financially than mid- and large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than mid- and large-capitalization companies and are more susceptible to adverse developments related to their products.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the Notes at the time of pricing is lower than the Original Issue Price of the Notes
The Bank’s initial estimated value of the Notes is only an estimate. The Original Issue Price of the Notes exceeds the Bank’s initial estimated value. The difference between the Original Issue Price of the Notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the Notes, as well as hedging its obligations under the Notes.
Neither the Bank’s nor SCUSA’s estimated value of the Notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the Notes and SCUSA’s estimated value of the Notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the Notes to be more favorable to you. Consequently, the use of an internal funding rate for the Notes increases the estimated value of the Notes at any time and has an adverse effect on the economic terms of the Notes.
The Bank’s initial estimated value of the Notes does not represent future values of the Notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the Notes was determined by reference to its internal pricing models. These pricing models consider certain factors, such as the Bank’s internal funding rate on the Trade Date, the expected term of the Notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Notes
SCUSA’s estimated value of the Notes was determined by reference to its pricing models and takes into account the Bank’s internal funding rate. Assuming that all relevant factors remain constant after the Trade Date, the price at which SCUSA would initially buy or sell your Notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed SCUSA’s estimated value of your Notes as of the Trade Date. As agreed by SCUSA and the Agents, this excess is expected to decline to zero over the period specified under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your Notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your Notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.
SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your Notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your Notes, including the price you may receive for your Notes in any market making transaction. To the extent that SCUSA makes a market in the Notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your Notes at any price and, in this regard, SCUSA is not obligated to make a market in the Notes. See “— The Notes lack liquidity” herein.
The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the value of the Reference Asset over the full term of the Notes, (ii) volatility of the Reference Asset and the market’s perception of future volatility of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity. In particular, because the provisions of the Notes relating to the Payment at Maturity and the Contingent Coupon feature behave like options, the value of the Notes will vary in ways which are non-linear and may not be intuitive.
Depending on the actual or anticipated value of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.
See “Additional Risk Factors Specific to the Notes — Risks Relating to Liquidity — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying product supplement.
The Notes lack liquidity
The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the Notes from you. If at any time SCUSA does not make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest
There are potential conflicts of interest between you and the Calculation Agent
Scotia Capital Inc., the Calculation Agent, is one of our affiliates. In performing its duties, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes. The Calculation Agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of the Reference Asset or the value of, and return on, the Notes.
Hedging activities by the Bank and SCUSA may negatively impact investors in the Notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the Notes by purchasing shares of the Reference Asset, futures and/or other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the value or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the value of the Reference Asset and, therefore, the market value of, and return on, the Notes.
The Bank, the Agents and/or our or their affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which may include the Reference Asset Sponsor and/or the issuers of the Reference Asset Constituent Stocks and the market activities by the Bank, the Agents or our respective affiliates for our own account or for our clients could negatively impact investors in the Notes
We, the Agents and/or our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset, the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the value of the Reference Asset and/or the value of the Notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us, the Reference Asset Sponsor and/or the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the value of the Reference Asset and the market for your Notes, and you should expect that our interests and those of the Agents and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the Notes.
You should expect that we, the Agents and our respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within the Bank, the Agents and/or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.
We, the Agents and/or our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank, the Agents and/or our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupons and the payment upon an automatic call or at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

iShares® Russell 2000 ETF
We have derived all information contained herein regarding the iShares® Russell 2000 ETF (the “Reference Asset”), including without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors, the sponsor of the Reference Asset and the index sponsor of its Target Index.
The Reference Asset seeks investment results that correspond generally to the price and yield performance, before expenses, of the Russell 2000® Index (the “Target Index”), which seeks to measure the performance of the small-capitalization segment of the U.S. equity market. Please see “Exchange-Traded Funds — iShares® Russell 2000 ETF” in the accompanying underlier supplement for additional information regarding the Reference Asset, its sponsor and the trustee and “Indices — The Russell 2000® Index” in the accompanying underlier supplement for additional information regarding its Target Index. Additional information regarding the Reference Asset, including its portfolio holdings, may be available on the website for the Reference Asset.
Additional information regarding the Reference Asset, including its portfolio holdings, may be available on the website for the Reference Asset.
Historical Information
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the Reference Asset from January 1, 2019 through February 20, 2024. The Closing Value of the Reference Asset on the Trade Date was $198.88. As described above in this pricing supplement, the Initial Value is $201.66, which was the Closing Value of the Reference Asset on the Strike Date. The dotted line represents the Contingent Coupon Barrier Value and Buffer Value of $175.44, which is equal to 87.00% of the Initial Value.
The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any Observation Date. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your investment in the Notes. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Historical Performance of the Shares of the iShares® Russell 2000 ETF

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on November 28, 2023 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the Reference Asset. You further agree to include any Contingent Coupon that is paid by the Bank (including on the Maturity Date or Call Settlement Date) in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Under this treatment, you should generally recognize capital gain or loss upon the taxable disposition (including cash settlement) of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a Contingent Coupon or any amount attributable to any accrued but unpaid Contingent Coupon) and the amount you paid for your Notes. Subject to the discussion below regarding “constructive ownership transactions”, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (and, otherwise, should be short-term capital gain or loss). However, it is possible that the IRS could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon automatic call or maturity of your Notes is determined, even though you may not receive any amounts from the issuer in respect of your Notes prior to the automatic call or maturity of your Notes. In such a case, you may be treated as having a holding period in respect of your Notes which ends prior to the automatic call or maturity of your Notes, and such holding period may be treated as less than one year even if you receive a payment upon the automatic call or maturity of your Notes at a time that is more than one year after the beginning of your holding period. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a Contingent Coupon Payment Date, but that could be attributed to an expected Contingent Coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Section 1260. Because the Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.
Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code (discussed above) should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. The U.S. federal income tax treatment of the Contingent Coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to treat Contingent Coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 as subject to U.S. withholding tax and we currently do not intend to withhold any tax on Contingent Coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case such other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of the Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent Stocks, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, the Reference Asset Constituent Stocks or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, the Reference Asset Constituent Stocks or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, the Reference Asset Constituent Stocks or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the Bank).

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the Notes at the Original Issue Price and, as part of the distribution of the Notes, has agreed to sell the Notes to JPMS. JPMS and its affiliates have agreed to act as placement agents for the Notes. The placement agents will receive a fee per Note equal to the amount specified on the cover hereof, but will forgo fees for sales to fiduciary accounts. In accordance with the terms of a distributor accession letter, JPMS has been appointed as a distribution agent under the distribution agreement and may purchase Notes from the Bank or its affiliates. SCUSA and our other affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While SCUSA may make markets in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The price at which you purchase the Notes includes costs that the Bank, SCUSA or one or more of our other affiliates expect to incur and profits that the Bank, SCUSA or one or more of our other affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, subject to the temporary period discussed above under “Additional Information Regarding Estimated Value of the Notes”, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date. For the avoidance of doubt, any commissions or discounts paid to JPMS shall not be rebated if the Notes are automatically called.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The Agents and our and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Agents and our and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the Agents and our or their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. The Agents and our and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The Notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the Notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.